FOR IMMEDIATE RELEASE      Contact:  Anthony DiSandro, President
                                     215-979-7910



   PSB BANCORP, INC. FINANCIAL CONDITION AND EARNINGS RELEASE


     PHILA. - January 31, 2002 -- PSB Bancorp, Inc. (NASDAQ:
PSBI), the holding company for First Penn Bank, today announced highlights of its statement of financial condition of PSB Bancorp, Inc. at December 31, 2001 and its results of operations for the three month period ended December 31, 2001 and for the year ended December 31, 2001 as outlined below:

(Dollars in thousands except         3 Months Ended          12 Months Ended
per share data)                     December 31, 2001       December 31, 2001
----------------------------        -----------------       -----------------
Net Interest Income                     $4,252                   $14,996
Net Income                              $1,113                    $3,052**
Return on Average Assets (ROA)             .96%(1)                   .84%
Return on Average Equity (ROE)           10.84%(1)                  7.74%
Basic Earnings Per Share                 $0.25                     $0.73
Diluted Earnings per Share*              $0.25                     $0.72

(1)  Annualized.

* The computation of diluted earnings per share excludes 1,371,200 options for the respective three and twelve month periods ended December 31, 2001. It has been determined that those options associated with the First Bank of Philadelphia merger in 1999 are invalid and therefore should be excluded from the aforementioned calculations.

** The results of operations for the 12 months do not reflect Jade Financial Corporation earnings of $728,000 for the period of January 1, 2001 through the July 2, 2001(date of acquisition). The pro forma earnings for the 12 month period including Jade Financial Corp. would have been $3.8 million.

     In 2001, PSB Bancorp, Inc. completed the acquisition of Jade Financial Corporation and the merger of its subsidiary, IGA Federal Savings Bank, with First Penn Bank. The successful consolidation of the two companies and the strategies implemented by management positively increased the balance sheet, enhanced the company's earnings per share and profitability ratios notwithstanding a deteriorating market environment.

     In the first quarter of 2002, PSB Bancorp, Inc. will recognize an extraordinary gain of approximately $1.7 million of unamortized negative goodwill associated with the Jade acquisition in accordance with SFAS No. 142 "Goodwill and Intangible Assets".

     The Bank's total assets increased $213.0 million or 83.62% at December 31, 2001 to $467.8 million from $254.8 million at December 31, 2000. The increase in assets is due largely to the acquisition of Jade Financial Corporation, the assets of which represent $185.0 million or 86.85% of the increase. The increase in assets attributed solely to the operations of PSB is $28.0 million or 13.15% of the increase.

     At December 31, 2001, First Penn Bank's net loan portfolio totaled $314.3 million compared to $154.9 million for the year ended December 31, 2000. The net loan portfolio includes $128.7 million of loans acquired from Jade Financial Corporation. The increase in the net loan portfolio attributable solely to the operations of PSB was $30.7 million or 19.82%.

Selected Financial Data
(Dollars in thousands)              December 31, 2001       December 31, 2000
----------------------------        -----------------       -----------------
Total Assets                          $467,644                 $254,819
Net Loans                             $314,322                 $154,936
Total Deposits                        $407,671                 $204,175
Shareholders' Equity                  $ 41,416                 $ 35,982

     Anthony DiSandro, President said, "We are pleased with the company's success to date and we are confident that our business model and mission provide a sound base for growth and continued profitability. We will continue to implement strategies that will expand our banking franchise and enhance the company's safety while maintaining strong profitability and shareholder value. Plans are underway to establish a new bank branch in the Chinatown district of Philadelphia to support our business growth in the Asian communities. We are also planning two other branch sites for the latter part of 2002 to expand our market territory."

     First Penn Bank conducts business from its corporate offices in Center City Philadelphia, and has 12 branch locations throughout Philadelphia and the five surrounding counties.

     This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

     The company has made every reasonable effort to ensure that the information and assumptions, on which these statements and projections are based, are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.

     While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved.

                               End